Exhibit 99.1

                               Appointment Notice
                               ------------------

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August 28, 2008

Via Email, Facsimile ((832)353-1144) and FedEx


ExpressJet Holdings, Inc.
700 North Sam Houston Parkway West, Suite 200
Houston, Texas 77067
Attention:  Mr. James Ream, Chief Executive Officer

         Re:   Additional Nominee of Hayman

Dear Mr. Ream:

Pursuant to Section 2.1(b) of that certain Agreement (the "Agreement") dated March 17, 2008, by and among ExpressJet Holdings, Inc., a Delaware corporation (the "Company" or "ExpressJet"), and Hayman Investments, L.L.C., Hayman Advisors, L.P., Hayman Capital Master Fund, L.P. and J. Kyle Bass (collectively, "Hayman"), Hayman is hereby notifying the Company that it is requesting the board of directors of ExpressJet (the "Board"), at the Board's regularly scheduled September 2008 meeting or by unanimous written consent in lieu thereof, take all necessary action to (i) increase the size of the Board from nine to ten directors and (ii) appoint with immediate effect William F. Loftus as a director to fill the newly-created Class III directorship, with a term expiring at the Company's 2010 Annual Meeting of Stockholders.

Please feel free to contact me if you have any questions concerning the above.

Very truly yours,

/s/ Christopher E. Kirkpatrick

Christopher E. Kirkpatrick
General Counsel


cc:  Andy Jent
     J. Kyle Bass
     ExpressJet General Counsel (by FedEx and facsimile) (832) 353-1141 700 North Sam Houston Parkway West, Suite 200
     Houston, Texas 77067